EXHIBIT 10.8

FORM OF SEVERANCE AGREEMENT AND GENERAL RELEASE

(PLEASE READ CAREFULLY. THIS SEVERANCE AGREEMENT AND GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.)

This Severance Agreement and General Release (the “Agreement”) is between National Medical Health Card Systems, Inc. (“Company”) and                              (“Employee”) and is a complete, final and binding settlement of all claims and potential claims, if any, with respect to their employment relationship. The term “Company” includes subsidiaries or related companies, directors, officers, shareholders, employees, agents, attorneys, and successors of the Company. Employee and the Company may sometimes be referred to collectively as the “Parties.”

WHEREAS, the Company and Employee have decided to terminate the Employment Agreement with such termination being effective on             ; and

WHEREAS, the Company and Employee have agreed on certain terms and conditions regarding the termination of Employment the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, be it agreed as follows:

1. As of              Employee’s employment relationship with the Company will terminate (the “Termination Date”). This Agreement has been presented to Employee on the Termination Date.

2. In consideration for the covenants and promises set forth herein, following the execution of the Agreement by Employee ( the “Execution Date”):

(a) Company will pay Employee’s present salary for a period of one year (the “Severance Period”), payable in accordance with the Company’s general payroll practices, less applicable federal, state, and local legally required deductions (the “Payment”). Employee acknowledges and agrees that she is not entitled to any additional wages or benefits from the Company except as set forth herein;

(b) Company will pay the Company’s portion of the premiums for Employee’s medical and dental coverage from the Execution Date through the Severance Period;

(c) Employee shall receive all reimbursable expenses pursuant to the Company’s T&E policy incurred through the Termination Date;

(d) Employee shall receive all accrued vacation pay to which Employee is entitled through and including the Termination Date;

3. As a material inducement to the Employee to enter this Agreement, and in consideration for the Company’s payments to Employee as set forth in this Agreement, and for other good and valuable consideration, as and for Employee’s complete release of all statutory, contract, tort and all other claims against the Company and each of its owners, predecessors, assigns, former employees, representatives, attorneys, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates, including any and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”), Employee hereby releases and forever discharges the Releasees from any all actions, causes of action, suits, dues, sums of money, reckonings, covenants, contracts, bonuses, controversies, agreements, claims, promises, charges, complaints and demands whatsoever in law or equity, which Employee (and Employee’s heirs, executors, administrators, successors and/or assigns) may now have or hereafter can, shall, may, or may have had for, upon, or by reason of any matter, cause or actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter occurring within the course and scope of Employee’s employment by the Company, up to and including the date of this Agreement, except for the rights and obligations created by this Agreement.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Employee ever had, has, or may have against any Releasee with respect to Employee’s employment, the terms and conditions of that employment, and/or the termination thereof, including without limitation those arising under the Civil Rights Act of 1866, 42 U.S.C.A. Section 1981, the Civil Rights Act of 1964, as amended, 42 U.S.C.A. Section 2000e, et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.A. Section 621 et seq., the National Labor Relations Act, 29 U.S.C.A. Section 151 et seq., the Fair Labor Standards Act, 29 U.S.C.A. Section 201 et seq., the Labor Management Reporting and Disclosure Act of 1959, as amended, 29 U.S.C.A. Section 401 et seq., the Americans with Disabilities Act, 42 U.S.C.A. Section 12101, et. Seq., the Constitution and the laws of the United States and the State of New York, including specifically, New York’s Human Rights Law, Executive Law Section 290 et seq., or any other federal, state, or local human rights, civil rights, wage-hour, pension, or labor laws, rules and/or regulation, public policy, contract or tort law, including any and all claims for attorneys’ fees, costs, disbursements, or any action similar thereto.

EMPLOYEE SPECIFICALLY ACKNOWLEDGES AND AGREES THAT BY EXECUTING THIS AGREEMENT, SHE IS WAIVING ALL RIGHTS OR CLAIMS, IF ANY, THAT SHE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT HER WAIVER OF SUCH RIGHTS OR CLAIMS IS KNOWING AND VOLUNATARY.

(c) Employee promises never to initiate, be represented or participate in, submit or file, or permit to be submitted or filed on or in his behalf, any lawsuit, charge, claim, complaint or other proceeding against any Releasee with any administrative agency, court, arbitrator or other forum, based upon claims that were released pursuant to this Agreement. This covenant not to sue does not affect Employee’s right to test the knowing and voluntary nature of his waiver of rights under the Older Workers Benefit Protection Act of 1990.

(d) If Employee materially breaches any of his promises contained in this paragraph 4 by filing a lawsuit or administrative charge based on claims that he has released, Employee will indemnify the Company and/or any Releasee for any costs, including reasonable attorneys’ fees, that the company and/or any Releasee may incur as the result of Employee’s breach. In addition, if Employee materially breaches the promises made in any of this Agreement, he must repay all benefits previously received in accordance with paragraph 2 of this Agreement, upon the Company’s reasonable demand, and Company shall cease making further payments, if any, pursuant to paragraph 2 above.

4. Employee agrees to keep in strictest confidence and trust all proprietary information of the Company and not to disclose, use or induce or assist in the use or disclosure of any proprietary information of the Company without its express written consent. Furthermore, Employee represents and warrants that he has returned to the Company any and all identification cards, files, books, records, materials, equipment or documents in his possession or under his control that were provided to or obtained by him in connection his employment.

5. The Company hereby releases and forever discharges the Employee from any and all statutory, contract, tort, or all other claims against the Employee, including all actions, causes of actions, suits, dues, sums of money, reckonings, covenants, contracts, controversies, agreements, claims, promises, charges, complaints and demands whatsoever in law or equity which the Company (and Company’s predecessors, successors and/or assigns and affiliates) may now have or hereafter can, shall, may or may have had for, upon, or by reason of any matter, cause or actual or alleged act or omission, transaction, practice, conduct, occurrence or other matter within the course and scope of Employee’s employment by the Company, up to and including the date of this Agreement, except for the rights and obligations created by this Agreement and the rights and obligations of Employee, if any, which may survive under the Employment Agreement.

6. Employee agrees that the existence and terms of this Agreement shall remain confidential to the parties and that Employee shall not disclose this information to any person or entity, except to Employee’s spouse, financial and legal advisors, or as compelled by law, with the instructions that they should not disclose the terms or existence of this Agreement to any person or entity. Employee understands and agrees that disclosure by is spouse, financial advisor or other person or entity shall be treated as a breach of this Agreement by Employee.

7. The parties hereto further agree to never to make any statements or comments, whether oral or written to any person or entity that would tend to disparage or harm the other. Both parties understand and agree that violation of this paragraph shall be treated as a breach of this Agreement.

8. Employee represents that he is not aware of any breach of contract, wrongdoing or liability by the Company, and Employee expressly agrees that this Agreement is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Company, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.

9. Employee agrees to make herself reasonably available in connection with any information the Company requires relating to the services Employee had provided to Company, including any litigation the Company is or may become involved in to which the Employee has knowledge. Company agrees to provide employee with reasonable notice in connection with any depositions or court appearances where her presence is necessary. The Company shall pay Employee’s travel expenses in this regard. Employee and Company shall agree on a per diem fee for any time greater than two days the Employee is required to make herself available in person pursuant to this paragraph.

10. The Employee covenants and agrees that for a period of two (2) years following the termination for any reason of such employment the Executive shall not, either directly or indirectly (i) solicit or divert or appropriate to or for any competing business, or (ii) attempt to solicit, divert or appropriate to or for any competing business, any PBM Services offered, sold or provided by the Company to or from those entities who are now clients of the Company, joint venturers, or partners with the Company or parties to which Company has submitted a proposal to offer any products or services to customers of Third Party Clients within six (6) months prior to such termination. As used herein, “Third Party Clients” shall mean those institutions and businesses whose clients, customers or members are solicited by the Company for the purchase of PBM services. For the purposes of this paragraph “PBM Services” shall mean, services associated with the prescription benefit management business, including but not limited to: (i) claims administration, (ii) establishment and administration of a pharmacy network and benefits, (iii) mail order pharmacy services (by phone, fax or internet), (iv) drug utilization review, (v) disease state management and delivery of specialty pharmacy benefits, (vi) formulary creation and administration, (vii) rebate negotiation and administration, (viii) therapeutic substitution programs, and (ix) medical intelligence and informatics products. Notwithstanding the foregoing, paragraph 9 of the Employment Agreement shall be deemed null and void as it pertains to the covenant prohibiting the Employee from competing against the Company.

11. The Employee covenants and agrees that during her employment by the Company, and for a period of two (2) years following termination, for any reason, of such employment, she will not, either directly or indirectly, on her own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, to any competing business any person employed by the Company, whether or not such employee is a full-time employee or a temporary employee of the Company, and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

12. Employee acknowledges that Employee has received a copy of this Agreement and that the Company has informed Employee that Employee should consult with an attorney in connection with it. Employee acknowledges that Employee’s decision to consult with an attorney or not to consult with any attorney was made without influence by the Company. Employee further acknowledges that Employee has had at least 21 days in which to consider, execute, and return this Agreement. Notwithstanding Employee’s right to consider this Agreement for 21 days, if Employee signs this Agreement before the expiration of the 33-day period, Employee will have done so knowingly and voluntarily, and will have expressly waived employee’s right to consider this Agreement for the balance of the 33 day period.

13. This Agreement shall not become effective until ten (10) days after the date Employee executes the Agreement, and Employee may cancel this Agreement within ten (10) days of the date Employee executes it, except that any cancellation must be in writing, signed by Employee, and delivered to the company.

14. This Agreement is made in the State of New York. This Agreement is to be interpreted under the laws of the State of New York without regard to conflict of laws principles.

15. This is the entire Agreement between the Employee and the Company and supercedes any and all prior agreements or understandings between the Parties, whether written or oral, pertaining to Employee’s employment with the Company. This Agreement may only be amended or modified by a written document signed by both Parties. The Company has made no promises to Employee other than those in this Agreement.

16. Should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms and provisions shall not be effected thereby and any said illegal, invalid or unenforceable part, terms or provisions shall be deemed stricken and severed from this Agreement.

17. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE HAS HAD AT LEAST 21 DAYS IN WHICH TO CONSIDER AND RETURN THIS AGREEMENT; THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH ANY ATTORNEY OF EMPLOYEE’S CHOICE IN CONNECTION WITH THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE AND CONSEQUENCES OF THIS AGREEMENT; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND OF EMPLOYEE’S OWN FREE WILL.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date below.

National Medical Health Card Systems, Inc.

By:

Date:	Date:

STATE OF NEW YORK	)
: ss.:
COUNTY OF	)

On                     , 2005, before me personally came                     , to me known and known to me to be the individual described in any who executed the foregoing Agreement and duly acknowledges to me that he executed the same.

NOTARY PUBLIC

STATE OF NEW YORK	)
: ss.:
COUNTY OF	)

On                     , 2005, before me personally came                     , to me known, who, by me duly sworn, did depose and say that he is the                      of NMHCRX, the corporation described in and which executed the foregoing Severance Agreement and General Release, that he has been authorized by the Board of Directors of the Corporation to execute the Release and signed his name by like order.

NOTARY PUBLIC

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